AMENDED AND RESTATED
                           NEGOTIABLE PROMISSORY NOTE

$90,000,000.00                                                 ___________, 2002

     For value received, Gehl Company, Hedlund-Martin, Inc., Gehl Power Products, Inc., Mustang Manufacturing Company, Inc. and Compact Equipment Attachments, Inc. (individually and collectively, "Maker") jointly and severally promise to pay to Deutsche Financial Services Corporation f/k/a ITT Commercial Finance Corp. ("DFS") or order, on or before December 31, 2004 the sum of: (i) Ninety Million Dollars ($90,000,000); or, (ii) such lesser principal amount as has been advanced to Maker and not repaid under the terms of the Amended and Restated Loan and Security Agreement dated as of October 1, 1994 between Maker, DFS and Deutsche Financial Services Canada Corporation, a successor-in-interest to Deutsche Financial Services, a division of Deutsche Bank Canada, successor-in-interest to ITT Commercial Finance, a division of ITT Industries of Canada, Ltd. ("DFSC"), as amended (the "Agreement"), together with interest thereon at a rate determined in accordance with Section 2.1.1. of the Agreement, which section and referenced sections therein is hereby incorporated as if originally set forth herein.

     The principal portion of this Note not paid when due shall, at the option of holder, bear late charges thereon calculated at Prime Rate (as defined in the Agreement) plus Three percent (3.0%) per annum. Maker promises to pay the reasonable attorney's fees and expenses, if placed in the hands of an attorney for collection. This Note is made pursuant to the Agreement. Reference is made to the Agreement for a description of the terms and conditions of the indebtedness evidence hereby and the circumstances under which the maturity of such indebtedness may be accelerated. The holder hereof may grant to the Maker, any endorsers and any other persons obligated hereon, extensions of time for payment of this Note and/or the maturity of any installment or installments, in whole or in part, without limit as to the number of extensions or the period or periods thereof and without waiving any rights to enforce payment of any other installment or other obligation hereunder.

     Maker hereby waives presentment and demand for payment, protest and notice of nonpayment and protest and consent that the holder hereof may, without notice to and without releasing the liability of the undersigned hereunder, compound or release, any rights against the Maker or any endorser(s) and grant extensions of time as provided in this Note. This document amends and restates in its entirety the terms of the Negotiable Promissory Note which Maker signed on February 5, 1998, as amended, and Compact Equipment Attachments, Inc. hereby signs this Note as an additional party thereto. This document will not be deemed a novation of such Negotiable Promissory Note, nor will execution of this document be deemed a satisfaction of any obligation secured by such Negotiable Promissory Note.

     This Note shall be governed by the laws of the state of Missouri. MAKER WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY ACTION ON THIS NOTE.

GEHL COMPANY                             HEDLUND MARTIN, INC.

By: _____________________                By: ________________________
Its:______________________               Its: ________________________
Date:____________________                Date:________________________
                                                                         -

GEHL POWER PRODUCTS, INC.                MUSTANG MANUFACTURING COMPANY, INC.

By: ______________________               By: _______________________
Its: ______________________              Its: ________________________
Date: ____________________               Date: ______________________

COMPACT EQUIPMENT ATTACHMENTS, INC.

By: ______________________
Its: ______________________
Date: ____________________



Negotiable and payable                   Notices to:
at the office of:

Deutsche Financial Services Corporation  Deutsche Financial Services Corporation
P.O. Box 31626                           625 Maryville Centre Drive
St. Louis, MO  63131                     St. Louis, MO 63141-5832